Exhibit 99.1

New York Community Bancorp, Inc. Announces Board Realignment

Michael J. Levine Named Non-Executive Chairman of the Board; Dominick Ciampa to Remain a Director

Hanif "Wally" Dahya Named Independent Presiding Director

WESTBURY, N.Y., Jan. 6, 2021 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today announced several changes to its Board of Directors (the "Board"). Michael J. Levine has been appointed Non-Executive Chairman of the Boards of Directors of the Company and New York Community Bank (the "Bank"). Mr. Levine has been a director since 2004 and has served as the Company's Independent Presiding Director since 2014. In addition, he has served on several Committees, including as Chairman of the Nominating and Corporate Governance and Risk Assessment Committees. Mr. Levine is both the President of Norse Realty Group, Inc. and Affiliates and a certified public accountant and retired partner with the firm Levine & Schmutter CPA, LLP.

The Board's current Non-Executive Chairman, Dominick Ciampa, will remain as a director of both the Company and Bank boards. Mr. Ciampa has served as Non-Executive Chairman since December 2010 and has served as a director of both the Company and the Bank since 1995. Mr. Ciampa is the founder of, and a former Partner in, the Ciampa Organization, a Queens-based real estate development and management firm founded in 1975, which continues to be operated by other family members.

Additionally, Hanif "Wally" Dahya has been named as the Company's new Independent Presiding Director. Mr. Dahya has served as a director of both the Company and the Bank since 2007 and currently serves on several committees including the Audit, Nominating and Corporate Governance, and the Risk Assessment Committees. He also chairs the Bank's Commercial Credit Committee. Mr. Dahya is the Chief Executive Officer of The Y Company LLC, a private investment firm which focuses on emerging-market companies in the information, communications, financial, and environmental services industries. Prior to The Y Company, Mr. Dahya spent 14 years on Wall Street, including as head of the Mortgage-Backed Securities Group at UBS Securities Inc., and as a partner at Sandler O'Neill + Partners L.P.

Commenting on the new Board appointments, President and Chief Executive Officer, Thomas R. Cangemi stated, "I would like to thank Mr. Ciampa for his service as Non-Executive Chairman for the past 10 years and I look forward to his continued involvement on the Board. Today's announcement marks the next step in the evolution of the Company's strong corporate governance practices. The combined experience of each of these directors will provide me and the other Board members valuable insights on a variety of matters as we move forward".

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At September 30, 2020, the Company reported assets of $54.9 billion, loans of $42.9 billion, deposits of $31.7 billion, and stockholders' equity of $6.7 billion.

Reflecting our growth through a series of acquisitions, the Company operates 236 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Cautionary Statements Regarding Forward-Looking Information

This news release may include forward–looking statements by the Company and our authorized officers pertaining to such matters as our strategies, goals, intentions, and expectations related to revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; and our ability to achieve our financial and other strategic goals.

Forward–looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward–looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward–looking statements. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward–looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the potential imposition of future shelter in place orders or additional restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligation, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non–financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; the impact of the outcome of the most recent presidential election as well as changes in legislation, regulations, and policies; the impact of recently adopted accounting pronouncements; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in Part II, Item 1A, Risk Factors, in our Forms 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020 and Part I, Item 1A, Risk Factors, in our Form 10-K for the year ended December 31, 2019, as well as in other SEC reports we file from time to time, which are accessible on our website and at the SEC's website, www.sec.gov. Readers should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this report. We do not assume any obligation to revise or update these forward-looking statements except as may be required by law.

Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286